Exhibit 19.1

INSIDER TRADING COMPLIANCE POLICY AND PROCEDURES

Last Updated: January 2023

Peloton Interactive, Inc.
Insider Trading Compliance Policy and Procedures

Policy Name: Insider Trading Compliance Policy and Procedures (the “Policy”)	Confidential: Internal Use Only
Policy Owners: Company’s Chief Legal Officer; and VP, Associate General Counsel, Corporate, Product and Commercial	Policy applies to: All employees (including temporary employees and interns), the Peloton Board of Directors, consultants and independent contractors
Policy Administrators: Company’s Chief Legal Officer; and VP, Associate General Counsel, Corporate, Product and Commercial; and Senior Counsel, Corporate and Securities, and their delegates, all reachable via trade@onepeloton.com	Peloton Interactive, Inc. (collectively with its subsidiaries, “Peloton,” “the Company,” “we,” “our” or “us”)

I.Overview
Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of Peloton Interactive, Inc. (together with its subsidiaries, the

“Company,” “Peloton,” “we,” “us” or “our”), and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines, in its sole discretion, to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.
Unless otherwise defined in this Policy, certain terms used in this Policy shall have the meaning assigned to them on Schedule I attached hereto.
II.Covered Persons and Administration of Policy
This Policy applies to all Executive Officers, directors and employees of the Company and to the Company’s consultants and independent contractors. For purposes of this Policy, “Executive Officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that their Immediate Family Members comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information. The Company’s Executive Officers, directors, employees, consultants and independent contractors, together with any other person designated as being subject to this Policy by the Policy Administrators, are referred to collectively as “Covered Persons.”
    Questions regarding the Policy should be directed to the Policy Administrators, reachable via trade@onepeloton.com, who are responsible for the administration of this Policy.
III.Policy Statement - No Trading While In Possession of Material Nonpublic Information
No Covered Person shall purchase or sell any type of security while in possession of material nonpublic information relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company. Please note that “Purchase” and “Sale” are defined on Schedule I attached hereto and include a broad range of transaction types, including a purchase of derivative securities, gifts, and other types of transfers.
In addition, if a Covered Person is in possession of material nonpublic information about other publicly-traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Person may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no Covered Person shall purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material nonpublic information relevant to such securities if such information is obtained in the course of the Covered Person’s employment or service with the Company.
In addition, Covered Persons shall not directly or indirectly communicate material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis.

IV.Material Nonpublic Information
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.
Examples of material information may include (but are not limited to) nonpublic information about:
●financial performance, especially quarterly and year-end revenues and earnings, and significant changes in financial or liquidity;
●financial and operational forecasts, including projections of future earnings or losses, or other earnings guidance;
●key operational metrics, performance metrics, financial metrics, and any changes in such metrics;
●possible mergers, acquisitions, tender offers, or dispositions;
●major new products or product developments;
●important business developments, such as developments regarding strategic collaborations;
●management or control changes;
●significant financing developments including pending public sales or offerings of debt or equity securities;
●defaults on borrowings;
●bankruptcies;
●cybersecurity or data security incidents; and
●significant litigation or regulatory actions.

Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission or a Regulation FD-compliant conference call.
Covered Persons who are unsure whether the information that they possess is material or nonpublic are encouraged to consult the Policy Administrators. The Policy Administrators shall have sole discretion to decide whether information is public for purposes of this Policy.
The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information.
The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Policy Administrators prior to considering a transaction in Company securities.

V.No Trading During Blackout Periods
No Covered Person shall purchase or sell any security of the Company during the “Blackout Period” beginning at the close of trading on the seventh calendar day of the third month of the then-current fiscal quarter of the Company and ending at the open of trading on the next trading day after the public release of earnings data for such fiscal quarter, or during any other trading suspension period declared by the Company. A “trading day” is a day on which U.S. national stock exchanges are open for trading. For example, if the Company were to release earnings on Monday, then the blackout period would end and an open window would begin at 9:30 a.m. Eastern Time on Tuesday.
Covered Persons are permitted to trade only during the trading windows between Blackout Periods (each, an “Open Trading Window”), as such periods are communicated by the Policy Administrators, provided the Covered Person is not in possession of material nonpublic information about Peloton (which may also include information regarding Peloton’s business partners or suppliers).
If you have any question as to whether information is publicly available, please direct an inquiry to the Policy Administrators.
A.Exceptions During Blackout Periods: The prohibitions for activity during a Blackout Period do not apply to:
●purchases of the Company’s securities from the Company, or sales of the Company’s securities to the Company; provided, however, that a Section 16 Reporting Person may not alter their instructions about the level of withholding or purchase of the Company’s securities under the Company’s Employee Stock Purchase Plan (“ESPP”) while in the possession of material nonpublic information, or during a blackout period. Sales of the Company’s securities acquired under the ESPP are subject to the Blackout Periods;
●exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception). For clarity, the exercise of a vested stock option, not accompanied by a sale, is not considered a “purchase” or “sale” under this Policy;
●buying or selling mutual funds or exchange traded funds (e.g., 401(k) or Individual Retirement Account) of a nationally recognized stock market index; or
●purchases or sales of the Company’s securities made pursuant to a plan adopted to comply with the Exchange Act Rule 10b5-1 (“Rule 10b5-1”) (see Section VII below);
B.Additional Blackout Periods: The Policy Owners may recommend that certain directors, Executive Officers, employees or other Covered Persons suspend trading in Company securities, even during an Open Trading Window, because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those individuals affected who are notified by the Policy Administrators should not trade in the Company’s securities while the suspension is in effect and should not disclose to others that the Company has suspended trading. Neither Peloton nor the Policy Owners or Policy Administrators are responsible for any failure to approve a trade or for imposing any blackout period.
VI.         Preclearance of Trades During Open Trading Windows
All transactions in the Company’s securities by directors, Executive Officers, and those employees listed on Schedule II (each, an “Access Person”) and the Immediate Family Members of Section 16 Reporting Persons must be precleared by the Policy Administrators. Access Persons will be reminded of their requirement to preclear transactions prior to the end of the Blackout Period via email from the Policy Administrators. Preclearance is not legal advice by the Company that a proposed transaction complies with the law; individuals are responsible for their own trading activity.
A.Request: A request for preclearance must be in writing and should include the identity of the Access Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. The form of application for Access Persons to initiate this process is available via a link sent to Access Persons by email prior to the opening of the Open Trading Window or by emailing trade@onepeloton.com. In addition, the Access Person must execute a certification that he or she is not aware of material nonpublic information about the Company, as included in the form of application.
B.Approval and Transaction Timing: The Policy Administrators shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are precleared must be effected within five business days of receipt of the preclearance. A precleared trade (or any portion of a precleared trade) that has not been effected during the five business day period must be submitted for preclearance determination again prior to execution. Any denial of a request for preclearance must be kept confidential.
Notwithstanding receipt of preclearance, if the Access Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the Access Person is responsible for ensuring that the transaction is not completed.
C.Transactions that Do Not Require Preclearance:
●Transactions under a previously established Trading Plan (defined below) that has been pre-approved in accordance with this Policy are not subject to further preclearance.
●Transactions made during an Open Trading Window by Covered Persons who are not Access Persons and who have not been notified by the Policy Administrators that their transactions require preclearance.
●Transactions by Immediate Family Members (other than Immediate Family Members of Section 16 Reporting Persons), provided, however, that their trades must still abide by this Policy, including trading only during Open Trading Windows when not in possession of material nonpublic information.
None of the Company, the Policy Administrators, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance.
VII.     Rule 10b5-1 Trading Plans

The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” in Section VIII below do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) and entered into in accordance with this Policy.
A.Trading Plan Recommendation: The Company strongly encourages Section 16 Reporting Persons and their Immediate Family Members, and 10b5-1 Plan Designated Persons, to only trade the Company’s securities pursuant to a Trading Plan.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Policy Administrators, the Policy Owners or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.
B.Trading Plan Requirements: A valid Trading Plan under this Policy must:
●be submitted to, and preapproved by a Policy Owner, in writing via the template contract provided by Morgan Stanley as Peloton’s plan administrator, at least three business days prior to the entry into a Trading Plan;
●include a “Cooling Off Period” that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days;
●include a representation in the Trading Plan that the individual is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b5-1;
●be entered into, modified, or terminated in good faith at a time when the individual was not in possession of material nonpublic information about the Company and not otherwise in a Blackout Period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
●either (1) specify the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provide a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibit the individual from exercising any subsequent influence over the transactions;
●be executed through Morgan Stanley as Peloton’s Rule 10b5-1 plan administrator; and
●comply with all other applicable requirements of Rule 10b5-1.
The Policy Administrators may impose such other conditions on the implementation and operation of the Trading Plan as the Policy Administrators deems necessary or advisable.
The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Policy Administrators, in their discretion, determine that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Policy Administrators.
C.Modifications: An individual may only modify a Trading Plan outside of a Blackout Period one time during the term of the Trading Plan and, in any event, when the individual does not possess material nonpublic information. Modifications to a Trading Plan are subject to pre-approval by the Policy Administrators and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.
D.Terminations: An individual may only terminate a Trading Plan with immediate effect outside of a Blackout Period and when the individual does not possess material nonpublic information; provided, however, that such request for termination of the Trading Plan has been approved by a Policy Owner. If a Trading Plan is terminated while a Covered Person is employed by or still providing services to the Company, a new Cooling-Off Period is triggered, and that person may not trade in Peloton securities until the next Open Trading Window, regardless of whether any new Trading Plan is implemented.
E.Public Disclosure: The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan.
VIII.     Other Transactions
A.Prohibited Transactions: The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies and limitations with respect to transactions in the Company’s securities.
●Short Sales - No Covered Person may engage in short sales of Peloton’s securities, including short sales “against the box.”
●Options - No Covered Person may engage in transactions involving options or other derivative securities on Peloton’s securities, such as puts and calls, whether on an exchange or in any other market; provided, however, that a Covered Person may exercise compensatory equity grants issued by Peloton.
●Hedging Transactions - No Covered Person may engage in hedging or monetization transactions involving Peloton securities, such as zero-cost collars and forward sale contracts, or contribute Peloton securities to exchange funds that could be interpreted as having the effect of hedging in Peloton securities. These are speculative transactions that can be designed to protect against a decline in the market value of Peloton securities, and in some cases, could be viewed as a bet against the Company.
●Margin Accounts and Pledging - Covered Persons are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account, with a limited exception for transactions previously approved by the Policy Administrators and entered into prior to October 11, 2022.

B.Standing and Limit Orders: Unless part of a Trading Plan, the Company discourages the use of standing or limit orders as the limit order could be executed by an individual’s broker when the individual is in possession of material nonpublic information. If used, standing or limit orders should be used only for a very brief period of time and cannot extend beyond the Open Trading Window, and in the case of Access Persons, beyond the preclearance period.
C.Partnership Distributions: Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.
IX.     Post-Employment Termination Transactions
Covered Persons are subject to all terms of this Policy, including preclearance obligations for Access Persons, for 90 days beginning the day following the termination of an employment or service relationship. Additionally, if an individual is in possession of material nonpublic information anytime after the 90-day period when the individual’s service terminates, by law the individual may not trade in the Company’s securities or the securities of the Company’s business partners or suppliers engaged in major transactions with the Company until that information has become public or is no longer material. Post-employment, Access Persons should reach out to trade@onepeloton.com to request preclearance during the 90-day period referenced above.
Incentive stock options (ISOs) or shares purchased via ESPP during the course of employment at Peloton, must be retained in a StockPlan Connect account at Morgan Stanley until such shares are sold (as opposed to transferring the shares to an account at a personal brokerage firm). If (a) none of an individual’s shares originated from ISO exercises or were purchased via the ESPP, (b) the individual is beyond the 90-day post-termination obligation period referenced in the paragraph above, and (c) the individual is proposing to remove all of their shares from their StockPlan Connect account at once, then they may make a request to the Policy Administrators and the Equity Team to proceed with a transfer of such remaining shares of Peloton to a personal brokerage account.
X.     Interpretation, Amendment, and Implementation of this Policy
The Policy Administrators will review, and either approve or prohibit, any proposed transactions in Peloton securities as required under this Policy, including proposed transactions by 10b5-1 Plan Designated Persons and Access Persons. The Policy Administrators will administer and interpret this Policy, and enforce compliance as needed. The Policy Administrators may consult with the Policy Owners, the Board of Directors and Peloton’s outside legal counsel as needed. Any waiver must be approved by the Board of Directors; however, in situations where the Covered Person has material nonpublic information, such Covered Person cannot engage in transactions involving Peloton securities regardless of whether there may exist a hardship or other urgent need to sell shares.
Actions taken by the Company, the Policy Administrators, the Policy Owners, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.
Any Covered Person who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Covered Person, must report the violation immediately to the Company’s VP, Head of Compliance, Risk and Ethics at compliance@onepeloton.com, or to the Policy Administrators at trade@onepeloton.com.
Please direct all inquiries about this Policy to the Policy Administrators by emailing trade@onepeloton.com.
XI.     Certification of Compliance
All Covered Persons may be asked periodically to certify their compliance with the terms and provisions of this Policy.

Schedule I - Definitions
“10b5-1 Plan Designated Persons” means members of Peloton’s Leadership Team, including members of Peloton’s Board of Directors, Executive Officers appointed by the Board of Directors, and senior leaders who are direct reports of the CEO, and who have regular access to material nonpublic information about Peloton in the normal course of their duties.
An “Immediate Family Member” means any child, stepchild, parent, stepparent, spouse or domestic partner, sibling, parent-in-law, child-in-law, or sibling-in law of a security holder, and includes any person (other than a tenant or employee) sharing the household of that security holder, such as a roommate.
“Purchase” and “Sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.
“Section 16 Reporting Persons” means members of Peloton’s Board of Directors and Executive Officers of Peloton designated as Section 16 Officers by the Board, including the Chief Accounting Officer (if separate from the principal financial officer).
“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

Schedule II - Access Persons Subject to Preclearance Requirement
●All Vice President level employees and above
●All members of the Finance and Accounting functions
●All members of the Legal function
●The administrative assistants to the CEO and CFO
●The direct reports of the Chief Emerging Business Officer as well as the heads of M&A Operations and Corporate Development